Exhibit 10.2

MAVERICK TUBE CORPORATION

NON-QUALIFIED STOCK OPTION AGREEMENT

TO:            [Grantee]

For the purposes set forth in the Maverick Tube Corporation 2004 Stock Incentive Plan for Non-Employee Directors, as the same may be amended from time to time (the “Plan”), you have been awarded by the Board of Directors of the Company (the “Board”) the right, privilege and option (the “Option”) to buy shares of Common Stock of the Company, $0.01 par value per share (the "Option Shares"), which award (the “Award”) is subject to and conditioned upon your acceptance of this Non-Qualified Stock Option Agreement (the “Agreement”).

The terms of the Award are as set forth in this Agreement and in the Plan.  The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan.  In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.  Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.  The more salient terms of the Award are summarized as follows:

1.            Grant Date:    [            ]

2.            Number of Shares to Which Option Relates:            [            ]

3.            Per Share Purchase Price (the “Exercise Price”):            [$___.__ (____DOLLARS AND CENTS)]

4.            Vesting (Exercisability) of Option.

            (a)            Subject to the earlier termination of the Option as provided in Section 6 and to the provisions of Section 5 of this Agreement, the Option may not be exercised with respect to any of the Option Shares until six months after the Grant Date.  Thereafter, and subject to the earlier expiration of the Option as herein provided and to the provisions of Section 6 of this Agreement, the Option may be exercised with respect to all of the Option Shares, in whole or in part, provided that the Option may not be exercised for a fraction of a share and no partial exercise of the Option may be for fewer than ___ hundred (___) shares.

            (b)            The Option may be exercised by giving written notice to the Company stating the number of shares of Common Stock for which the Option is being exercised, accompanied by paying in full of the aggregate purchase price for the shares of Common Stock being purchased at the time of exercise.  Payment of the aggregate purchase price for the shares of Common Stock may be made (i) in cash for the full amount of the purchase price, (ii) by delivery to the Company of certificates representing shares of Common Stock owned by you for longer than six months and registered in your name, having a Fair Market Value as of the date of exercise and tender equal to the full amount of such purchase or (iii) a combination of (i) and (ii) which collectively equals the full amount of such purchase price.

5.            Exercisability Upon Change in Control.  Notwithstanding the provisions of Section 4, in the event of a “Change in Control” (as such term is defined in the Plan), unless provisions have been made in connection therewith for the assumption or substitution (meeting the requirements of Section 424(a) of the Code) of the Option, the Option shall be canceled by the Company as of the effective date of such change in control by giving notice to you of its intention to do so and by permitting the exercise in full of the Option during the 30-day period next preceding such effective date with respect to all shares not yet issued hereunder.

6.            Termination of Option.  The Option shall terminate in its entirety, on the earlier of:

(a)            the date on which you cease to hold office as a director of the Company for any reason other than death, permanent disability or Mandatory Retirement;

(b)            the date that is three months after the effective date of your Mandatory Retirement from services on the Board;

(c)            the date that is one year after the date on which your service on the Board ceases due to death or permanent disability; and

(d)                the fifth anniversary of the Grant Date.

7.            Non-Qualified Stock Option.  The Option is not intended to be, and will not be treated as, an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

8.            Satisfaction of Taxes and Tax Withholding Requirements.  In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

9.            Execution of Agreement.  In order to retain all rights under this Option, you must sign and return this Agreement to the Company within thirty (30) days after the date the Company delivers this Agreement to you for execution. If you fail to sign and return this Agreement to the Company within this 30-day period, the Option provided for herein shall be deemed void and never to have been granted.

10.            Governing Law.  The validity, construction, and effect of this Agreement and any rules and regulations relating to this Agreement shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

11.            Rights and Remedies Cumulative.  All rights and remedies of the Company and you enumerated in this Agreement shall be cumulative and, except as expressly provided otherwise in this Agreement, none shall exclude any other rights or remedies allowed by law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.

12.            Headings.  Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction-or interpretation of this Agreement or any provision thereof.

13.            No Rights of Stockholders.  You shall have no rights as a stockholder with respect to any of the Shares until the Option shall have been exercised with respect to such Shares and such Shares have been issued in your name or your legal representative without restrictions thereto.

14.            Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the Company and you in respect of the subject matter of this Agreement, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement.  No officer, employee or other servant or agent of the Company, and no servant or agent of you is authorized to make any representation, warranty or other promise not contained in this Agreement.  No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless contained in a writing signed by the party to be charged.

15.            Successors and Assigns.  The rights of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, such transferees.

Very truly yours,

MAVERICK TUBE CORPORATION

By:

Name:

Title:

Facsimile No.:	(636) 733-1671

ACCEPTANCE AND ACKNOWLEDGEMENT

I, a resident of ___________ (state, or country if other than U.S.) accept and agree to the terms of the Award described in this Agreement and in the Plan, acknowledge receipt of a copy of this Agreement and the Plan, and acknowledge that I have read them carefully and that I fully understand their contents.

Dated:

Taxpayer I.D. Number	Participant

Address:

Facsimile No.: